EXHIBIT 99.1

Contact: James Bosserd President & CEO Phone: 616.887.2347

ChoiceOne Appoints Kelly Potes as President and Board Member

Sparta, MI (June 23, 2015) – The Boards of Directors of ChoiceOne Financial Services, Inc. and ChoiceOne Bank are pleased to announce the appointment of Kelly Potes as President and member of the Board of Directors of both organizations. James A. Bosserd will continue in the role of Chief Executive Officer of both organizations.

“It brings me great pleasure to announce Kelly Potes as President and newest member of the Board of Directors of ChoiceOne Financial and ChoiceOne Bank,” said Bosserd. “Kelly has had an extremely successful career in banking and finance and is well qualified to help lead our organizations into the future. I look forward to working with Kelly to transition the responsibilities of President while I continue in my role as Chief Executive Officer.”

Over the past 30 years, Potes has gained significant knowledge and expertise in financial, investment, and asset/liability management, along with pricing and promotion of all of ChoiceOne Bank’s loan and deposit products. As an integral part of the bank’s senior management team for over 20 years, Potes has gained the respect of his peers and has played a role in every major decision made at ChoiceOne Bank. Potes currently oversees the branch network, Investment Center, business development, information technology (IT), marketing, accounting, and operations for the bank.

Potes joined ChoiceOne Bank in 1984 and held various management positions including Assistant Controller, Bank Investment Portfolio Manager, Head of ALCO, Head of Bank Retail Services, and Head of Investment Services. In 1998, he left ChoiceOne Bank to become the President and Owner of Kent-Ottawa Investment Advisors, an investment advisory firm. In 2001, he returned to ChoiceOne Bank as Senior Vice President of Retail Services, and General Manager of ChoiceOne Insurance Agencies, Inc.

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Kelly graduated from Grand Valley State University with a Bachelor of Business Administration in Finance. He also has attained Certified Financial Planner (CFP) designation, Series 7, 24, 63 and 66 securities licenses, and the State of Michigan life, health and variable contracts licenses. Kelly recently graduated from the American Bankers Association Stonier Graduate School of Banking held at the Wharton School of Business, University of Pennsylvania.

Holding numerous community positions throughout his career, Potes is currently a board member and past president of the Rotary Club of Sparta, Michigan. He is also a board member of the Pension & Health Committee for West Michigan Conference of the United Methodist Church, a member of the Community Bank Initiatives (CBI) and its Member Services Advisory Board, and past president, treasurer and trustee of the Sparta Board of Education.

“Kelly has planned well for this position,” said Bosserd. “He has had an impressive career to date, and I am sure his success will continue. I know you will join me in congratulating Kelly as our President.”

About ChoiceOne Financial and ChoiceOne Bank

ChoiceOne Bank is a full service financial institution with offices in Kent, Ottawa, Muskegon and Newaygo Counties and a member of the FDIC. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Financial is publicly traded and is available on the OTCQX under the symbol “COFS.” For more information on the bank, please visit ChoiceOne’s website at www.choiceone.com.

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